Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Form 8-K of our report dated April 16, 2007 with respect to the financial statements of Novaray, Inc. (a Development stage company) as of December 31, 2006 and 2005 and the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2006, the period from inception (June 7, 2005) to December 31, 2005 and for the period from inception (June 7, 2005) to December 31, 2006).

/s/ Paritz & Company. PA
Paritz & Company, PA.
Hackensack, New Jersey
December 22, 2007